Exhibit 99.1

CVG REPORTS THIRD QUARTER 2021 RESULTS

Quarterly Sales of $239.6 million, EPS $0.23, Adjusted EPS $0.25

Estimated $168 million of Net New Annualized Business Secured Year to Date

NEW ALBANY, OHIO (November 2, 2021) - CVG (NASDAQ: CVGI), a diversified industrial products and services company, today announced financial results for its third quarter ended September 30, 2021.

Third Quarter 2021 Highlights (Compared with prior-year period, where comparisons are noted)
•Revenue of $239.6 million, up 27.7%. The increase year over year is primarily driven by new business wins in Warehouse Automation and material cost pass through.
•Operating Income of $11.4 million, up $2.5 million or 28.1% primarily due to higher sales volume in Q3 2021. Adjusted operating income of $12.2 million was in-line with prior year even with profit compression from cost inflation and increased expenses relating to new business wins.
•Net income was $7.5 million, or $0.23 per diluted share. Excluding certain special costs, adjusted net income was $8.1 million, or $0.25 per diluted share, an increase of $0.04 per share.
•Adjusted EBITDA of $16.9 million, up $0.5 million primarily due to higher sales volumes.
•Estimated $168.0 million of net new annualized business secured year to date with multi-year platform value expectations. The Company's organic growth program to improve its customer roster, its profitability rates and lessen its cyclicality is delivering results.

Harold Bevis, President and Chief Executive Officer of CVG, said, "CVG continues to have record level revenues even in a modest truck build year. We believe this is a good reflection of the successes we are having in our global organic sales growth process. We continue to lessen our dependence on legacy customers and older vehicle platforms. Some of our achievements in the last 21 months include landing 236 new business wins with 33 new customers in the US, Mexico, Canada, UK, Germany, India, China and Japan. Most of this business is in design, development, trial and/or initial production phase. Our momentum continues to grow and it gives us increased confidence in our ability to diversify our customer and revenue portfolio. The types of new business we are winning includes components, sub-assemblies and systems for: electric delivery vans, electric and fuel cell trucks, electric buses, electric battery systems, ATV's, side-by-side power sports equipment, farm equipment, and automated material handling systems."

Mr. Bevis continued, "Our legacy class 8 truck business has been negatively impacted by the global supply chain disruptions resulting in extended China supply chains, port backups, chip shortages, labor inflation, and steel and other raw material inflation. We are watching this carefully and passing along these costs to the extent possible. There is a lag to this dynamic which is resulting in increased cost/price compression in the third quarter relative to the second and first quarters."

Mr. Bevis concluded, "Our operations are evolving with our business mix and we are optimizing our footprint to deliver cost effective solutions to our customers. We are currently consolidating several older locations and opening a new plant in Mexico. We also launched our European warehouse automation business in the third quarter from a new location in the Czech Republic. The end customer is a well known global e-Commerce powerhouse. Additionally, we ordered two state of the art large tonnage injection molding machines during the quarter to stay in front of the excellent growth we are achieving in the power sports market. Overall, under the circumstances, we are pleased with our third quarter performance as well as our strategic advancements in the quarter."

Chris Bohnert, Chief Financial Officer, commented, "As we have discussed throughout the year, a central focus of our collective efforts is to grow and improve our profit rates through higher value business mix and cost optimization. Our results continue to benefit from the cost focus and business win results from 2020 as well as our improved capital structure which resulted in a dramatic reduction in our interest expense in 2021. We are prudently managing our operations with the view that opportunities remain to optimize our cost structure and improve our customer service. As a result, we are implementing a restructuring program to align our cost structure to support our margin expansion and enable continued business growth. The program includes workforce reductions and footprint optimization across segments. We expect these activities to occur over the next several quarters with restructuring cost of $4.0 million to $6.0 million and are targeting equivalent savings to be realized on an annual basis. Lastly, just after the quarter ended, we completed an amendment to our credit agreement allowing us to invest in additional capex investment if needed, to support our business mix transformation.”

Third Quarter Financial Results
(amounts in millions except per share data and percentages)

	Third Quarter
	2021	2020	$ Change	% Change
Revenues	$239.6	$187.7	$51.9	27.7%
Gross profit	$30.1	$24.2	$5.9	24.4%
Gross margin	12.6%	12.9%
Adjusted gross profit [1]	$30.1	$25.2	$4.9	19.4%
Adjusted gross margin [1]	12.6%	13.4%
Operating income	$11.4	$8.9	$2.5	28.1%
Operating margin	4.8%	4.7%
Adjusted operating income [1]	$12.2	$12.0	$0.2	1.7%
Adjusted operating margin [1]	5.1%	6.4%
Net income	$7.5	$4.2	$3.3	78.6%
Adjusted net income [1]	$8.1	$6.5	$1.6	24.6%
Earnings per share, diluted	$0.23	$0.13	$0.10	76.9%
Adjusted earnings per share, diluted [1]	$0.25	$0.21	$0.04	19.0%
Adjusted EBITDA [1]	$16.9	$16.4	$0.5	3.0%
Adjusted EBITDA margin [1]	7.1%	8.8%
[1] See Appendix A for GAAP to Non-GAAP reconciliation

Consolidated Results of Operations
Third Quarter 2021 Results
•Third quarter 2021 revenues were $239.6 million compared to $187.7 million in the prior year period, an increase of 27.7%. The increase in revenues is primarily driven by new business wins in Warehouse Automation, an increased truck build rate in North America, and increased pricing to offset material cost increases. Foreign currency translation also favorably impacted third quarter of 2021 revenues by $2.4 million, or by 1.3%.
•Operating income for the third quarter of 2021 was $11.4 million compared to $8.9 million in the prior year period. The increase in operating income is primarily attributable to prior year restructuring charges that did not recur. The third quarter of 2021 adjusted operating income was $12.2 million, excluding special charges. The third quarter included $1.3 million of new business startup expenses. The Company's new business win rate continues to exceed expectations and is driving higher than expected startup expenses. The Company believes incurring these expenses is beneficial to the Company's long term growth plans.
•Interest associated with debt and other expenses was $1.6 million and $5.5 million for the third quarter ended September 30, 2021 and 2020, respectively. The decrease in interest was due to the refinancing of the company's debt on April 30, 2021.
•Net income was $7.5 million, or $0.23 per diluted share, for the third quarter of 2021 compared to $4.2 million, or $0.13 per diluted share, in the prior year period.

At September 30, 2021, the Company had $31.3 million of outstanding borrowings on its revolving credit facility, $33.6 million of cash and $92.3 million of availability from the revolving credit facility, resulting in total liquidity of $125.9 million.

Segment Results

Electrical Systems Segment

Third Quarter 2021 Results
•Revenues for the Electrical Systems segment in the third quarter 2021 were $164.1 million compared to $121.1 million in the prior year period, an increase of 35.6% primarily as a result of business growth in warehouse automation with revenues of $37.1 million as compared to $11.7 million in the prior year and an increased truck build rate in North America. Foreign currency translation favorably impacted third quarter 2021 revenues by $0.7 million, or by 0.6%.
•Operating income for the third quarter of 2021 was $17.8 million compared to $12.2 million in the prior year period. The increase in operating income was primarily attributable to increased sales.

Global Seating Segment

Third Quarter 2021 Results
•Revenues for the Global Seating segment in the third quarter of 2021 were $76.5 million compared to $68.9 million in the prior year period, an increase of 11.0% primarily due to increased pricing to mitigate material inflation and strong demand in the European construction market. Foreign currency translation favorably impacted third quarter 2021 revenues by $1.7 million, or by 2.4%.
•Operating income for the third quarter of 2021 was $0.4 million compared to $4.8 million in the prior year period. The decrease in operating income was primarily attributable to the challenges in passing along material and freight cost increases to our customers. Additionally, volatile customer schedules, supply chain constraints and freight cost inflation have caused inefficiencies in our operations.

2021 Demand Outlook
The demand outlook for the Company's key markets are favorable; however production capacity is limited in a number of our end markets due to continued pandemic-driven supply-chain constraints.
•According to a August 2021 report by ACT Research, a publisher of industry market research, 2020 North American Class 8 truck build production was 214,250 units and Class 5-7 production was 223,721 units. 2021 North American Class 8 truck production levels are expected to be at 263,000 units and Class 5-7 production are expected to be at 232,000 units. This outlook supports demand for the Company’s vehicle products.
•We believe the demand outlook for the Company’s entrance into the electric and fuel cell vehicle market to be favorable. Many global electric and fuel cell vehicle platforms are underway across the spectrum of vehicle types. Adoption rates are forecast to increase per the Bloomberg NEF Electric Vehicle Outlook and supports continuance of the Company's efforts aimed at partnering with electric vehicle and fuel cell makers to help them develop and produce these vehicles and make use of the Company’s full product basket of offerings such as: entire electrical systems for the chassis and powertrain, seating solutions, headliners, interior trim, mirrors, wipers, floor mats, and road sensors.
•The demand outlook for the Company’s warehouse automation products is favorable. According to LogisticsIQ, demand for warehouse automation products is expected to grow approximately 14% annually through 2026.

GAAP to Non-GAAP Reconciliation

A reconciliation of GAAP to non-GAAP financial measures referenced in this release is included as Appendix A & B to this release.

Conference Call

A conference call to discuss this press release is scheduled for Wednesday, November 3, 2021, at 10:00 a.m. ET. Management intends to reference the Q3 2021 Earnings Call Presentation during the conference call. To participate, dial (833) 235-5650 using conference code 7554569. International participants dial (647) 689-4139 using conference code 7554569.
This call is being webcast and can be accessed through the “Investors” section of CVG’s website at www.cvgrp.com, where it will be archived for one year.

A telephonic replay of the conference call will be available for a period of two weeks following the call. To access the replay, dial (800) 585-8367 using access code 7554569 and international callers can dial (416) 621-4642 using access code 7554569.

Company Contact

Christopher H. Bohnert
Chief Financial Officer
CVG
IR@cvgrp.com

About CVG

CVG is a global provider of components, assemblies and systems to the traditional commercial vehicle market, the electric vehicle market, and the warehouse automation market. Information about the Company and its products is available on the internet at www.cvgrp.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe”, “anticipate”, “plan”, “expect”, “intend”, “will”, “should”, “could”, “would”, “project”, “continue”, “likely”, and similar expressions. In particular, this press release may contain forward-looking statements about the Company’s expectations for future periods with respect to its plans to improve financial results, the future of the Company’s end markets, including the short-term and long-term impact of the COVID-19 pandemic on our business, changes in the Class 8 and Class 5-7 North America truck build rates, performance of the global construction equipment business, the Company’s prospects in the wire harness, warehouse automation and electric vehicle markets, the Company’s initiatives to address customer needs, organic growth, the Company’s strategic plans and plans to focus on certain segments, competition faced by the Company, volatility in and disruption to the global economic environment (including inflationary pressures and continued supply chain disruptions) and the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including those included in the Company’s filings with the SEC. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.
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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Three Months and Nine Months Ended September 30, 2021 and 2020
(Unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Revenues	$239,610	$187,697	$742,673	$501,698
Cost of revenues	209,466	163,538	647,040	450,761
Gross profit	30,144	24,159	95,633	50,937
Selling, general and administrative expenses	18,772	15,266	52,529	50,066
Goodwill and other impairment	—	—	—	29,017
Operating income (loss)	11,372	8,893	43,104	(28,146)
Other (income) expense	(186)	213	(1,127)	749
Interest expense	1,630	5,461	9,489	15,393
Loss on extinguishment of debt	—	—	7,155	—
Income (loss) before provision for income taxes	9,928	3,219	27,587	(44,288)
Provision (benefit) for income taxes	2,417	(959)	6,491	(11,375)
Net income (loss)	$7,511	$4,178	$21,096	$(32,913)
Earnings (loss) per Common Share:
Basic	$0.24	$0.13	$0.67	$(1.07)
Diluted	$0.23	$0.13	$0.64	$(1.07)
Weighted average shares outstanding:
Basic	31,570	30,986	31,432	30,894
Diluted	32,706	31,617	32,738	30,894

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Amounts in thousands, except per share amounts)

ASSETS	September 30, 2021	December 31, 2020
Current assets:
Cash	$33,603	$50,503
Accounts receivable, net of allowances of $301 and $644, respectively	192,111	151,101
Inventories	146,469	91,247
Other current assets	19,918	17,686
Total current assets	392,101	310,537
Property, plant and equipment, net	62,142	62,776
Intangible assets, net	19,142	21,804
Deferred income taxes	24,018	25,981
Other assets, net	31,789	33,275
Total assets	$529,192	$454,373
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$139,076	$112,402
Accrued liabilities and other	52,070	50,056
Current portion of long-term debt	8,438	2,429
Total current liabilities	199,584	164,887
Long-term debt	170,253	144,147
Pension and other post-retirement benefits	11,646	15,296
Other long-term liabilities	27,051	34,673
Total liabilities	$408,534	$359,003
Stockholders’ equity:
Preferred stock, $0.01 par value (5,000,000 shares authorized; no shares issued and outstanding)	$—	$—
Common stock, $0.01 par value (60,000,000 shares authorized; 31,569,749 and 31,249,811 shares issued and outstanding respectively)	316	313
Treasury stock, at cost: 1,567,654 and 1,560,623 shares, respectively	(11,966)	(11,893)
Additional paid-in capital	254,341	249,312
Retained deficit	(76,260)	(97,356)
Accumulated other comprehensive loss	(45,773)	(45,006)
Total stockholders’ equity	120,658	95,370
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$529,192	$454,373

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
BUSINESS SEGMENT FINANCIAL INFORMATION
(Unaudited)
(Amounts in thousands)

	Three Months Ended September 30,
	Electrical Systems		Global Seating		Corporate / Other		Total
	2021	2020	2021	2020	2021	2020	2021	2020
Revenues
External revenues	$163,134	$120,723	$76,476	$66,974	$—	$—	$239,610	$187,697
Intersegment revenues	978	344	14	1,928	(992)	(2,272)	—	—
Total revenues	$164,112	$121,067	$76,490	$68,902	$(992)	$(2,272)	$239,610	$187,697
Gross profit	23,662	16,118	6,484	8,418	(2)	(377)	30,144	24,159
Selling, general & administrative expenses	5,878	3,895	6,061	3,646	6,833	7,725	18,772	15,266
Operating income (loss)	$17,784	$12,223	$423	$4,772	$(6,835)	$(8,102)	$11,372	$8,893

	Nine Months Ended September 30,
	Electrical Systems		Global Seating		Corporate / Other		Total
	2021	2020	2021	2020	2021	2020	2021	2020
Revenues
External revenues	$496,926	$305,389	$245,747	$196,309	$—	$—	$742,673	$501,698
Intersegment revenues	4,532	1,987	6,735	2,435	(11,267)	(4,422)	—	—
Total revenues	$501,458	$307,376	$252,482	$198,744	$(11,267)	$(4,422)	$742,673	$501,698
Gross profit	67,710	28,208	27,966	23,133	(43)	(404)	95,633	50,937
Selling, general & administrative expenses	16,505	15,884	17,016	12,379	19,008	21,803	52,529	50,066
Goodwill and other impairment	—	23,415	—	4,809	—	793	—	29,017
Operating income (loss)	$51,205	$(11,091)	$10,950	$5,945	$(19,051)	$(23,000)	$43,104	$(28,146)

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
Appendix A: Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(Amounts in thousands, except per share amounts and percentages)

	Three Months Ended		Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Gross profit	$30,144	$24,159	$95,633	$50,937
Restructuring	—	1,037	—	3,189
Adjusted gross profit	$30,144	$25,196	$95,633	$54,126
% of revenues	12.6%	13.4%	12.9%	10.8%

	Three Months Ended		Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Operating income (loss)	$11,372	$8,893	$43,104	$(28,146)
Restructuring	—	2,168	—	5,312
Deferred consideration purchase accounting	120	500	488	3,961
Investigation	—	483	394	3,267
Executive transition	683	—	683	2,256
Impairment of goodwill and long-lived assets	—	—	—	29,017
Total operating income (loss) adjustments	803	3,151	1,565	43,813
Adjusted operating income (loss)	$12,175	$12,044	$44,669	$15,667
% of revenues	5.1%	6.4%	6.0%	3.1%

	Three Months Ended		Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net income (loss)	$7,511	$4,178	$21,096	$(32,913)
Operating income (loss) adjustments	803	3,151	1,565	43,813
Loss on extinguishment of debt	—	—	7,155	—
Adjusted (benefit) provision for income taxes[1]	(201)	(788)	(2,180)	(10,953)
Adjusted net income (loss)	$8,113	$6,541	$27,636	$(53)

Diluted EPS	$0.23	$0.13	$0.64	$(1.07)
Adjustments to diluted EPS	$0.02	$0.08	$0.20	$1.07
Adjusted diluted EPS	$0.25	$0.21	$0.84	$—
1.Reported Tax (Benefit) Provision adjusted for tax effect of special charges at 25%

	Three Months Ended		Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net income (loss)	$7,511	$4,178	$21,096	$(32,913)
Interest expense	1,630	5,460	9,489	15,393
Provision (benefit) for income taxes	2,417	(959)	6,491	(11,375)
Depreciation expense	3,712	3,751	11,300	11,260
Amortization expense	859	858	2,579	2,575
Impairment of goodwill and long-lived assets	—	—	—	29,017
EBITDA	$16,129	$13,288	$50,955	$13,957
% of revenues	6.7%	7.1%	6.9%	2.8%

EBITDA adjustments
Restructuring	$—	$2,168	$—	$5,312
Deferred consideration purchase accounting	120	500	488	3,961
Investigation	—	483	394	3,267
Executive transition	683	—	683	2,256
Loss on extinguishment of debt	—	—	7,155	—
Adjusted EBITDA	$16,932	$16,439	$59,675	$28,753
% of revenues	7.1%	8.8%	8.0%	5.7%

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
Appendix B: Segment Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(Amounts in thousands, except percentages)

	Three Months Ended September 30, 2021
	Electrical Systems	Global Seating	Corporate	Total
Operating income (loss)	$17,784	$423	$(6,835)	$11,372
Deferred consideration purchase accounting	120	—	—	120
Executive transition	—	—	683	683
Adjusted operating income (loss)	$17,904	$423	$(6,152)	$12,175
% of revenues	10.9%	0.6%		5.1%

	Nine Months Ended September 30, 2021
	Electrical Systems	Global Seating	Corporate / Other	Total
Operating income (loss)	$51,205	$10,950	$(19,051)	$43,104
Deferred consideration purchase accounting	488	—	—	488
Investigation	—	—	394	394
Executive transition	—	—	683	683
Adjusted operating income (loss)	$51,693	$10,950	$(17,974)	$44,669
% of revenues	10.3%	4.3%		6.0%

	Three Months Ended September 30, 2020
	Electrical Systems	Global Seating	Corporate / Other	Total
Operating income (loss)	$12,223	$4,772	$(8,102)	$8,893
Restructuring	704	335	1,129	2,168
Deferred consideration purchase accounting	500	—	—	500
Investigation	—	—	483	483
Adjusted operating income (loss)	$13,427	$5,107	$(6,490)	$12,044
% of revenues	11.1%	7.4%		6.4%

	Nine Months Ended September 30, 2020
	Electrical Systems	Global Seating	Corporate / Other	Total
Operating income (loss)	$(11,091)	$5,945	$(23,000)	$(28,146)
Restructuring	2,690	1,012	1,610	5,312
Deferred consideration purchase accounting	3,961	—	—	3,961
Investigation	—	—	3,267	3,267
Executive transition	—	—	2,256	2,256
Impairment of goodwill and long-lived assets	23,415	4,809	793	29,017
Adjusted operating income (loss)	$18,975	$11,766	$(15,074)	$15,667
% of revenues	6.2%	5.9%		3.1%

Use of Non-GAAP Measures

This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In general, the non-GAAP measures exclude items that (i) management believes reflect the Company’s multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends. Management uses these non-GAAP financial measures internally to evaluate the Company’s performance, engage in financial and operational planning and to determine incentive compensation.

Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on the Company’s financial and operating results and in comparing the Company’s performance to that of its competitors and to comparable reporting periods. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP. The financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.